UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                         SCHEDULE 13G/A


            Under the Securities Exchange Act of 1934
                        (Amendment No. 2)


              INDUSTRIAL SERVICES OF AMERICA, INC.
                        (Name of Issuer)


                  COMMON STOCK, $.01 PAR VALUE
                 (Title of Class of Securities)


                           456314 10 3
                         (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
Act (however, see the Notes).


                (Continued on following page(s))

                       Page 1 of 14 Pages
CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harry Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          730,304

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          730,304

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          730,304

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (SEE
     INSTRUCTIONS)

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          37.8%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 2 of 14 Pages
ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade
Lane,
          Louisville, Kentucky  40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
statement is
          Harry Kletter, whose principal business address is 7100
Grade
          Lane, Louisville, Kentucky 40213. Mr. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value.  The CUSIP
Number of the
          Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
beneficially
          owned by Mr. Kletter as of December 31, 1999 was 730,304 (37.8%
          of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING
          COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the
          Group attached hereto and incorporated herein by reference as
          Exhibit A.

                            Page 3 of 14 Pages
ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 4 of 14 Pages
                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                              /s/ Harry Kletter
                              -----------------------------------
--------
                              Harry Kletter



                            Page 5 of 14 Pages
CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          K & R Corporation
          61-0891988

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          - 0 -

6.   SHARED VOTING POWER

          467,304

7.   SOLE DISPOSITIVE POWER

          - 0 -

8.   SHARED DISPOSITIVE POWER

          467,304

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          467,304

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         24.2%

12.  TYPE OF REPORTING PERSON

          CO
                            Page 6 of 14 Pages
ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade
Lane,
          Louisville, Kentucky  40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
statement is
          K & R Corporation, whose principal business address is 7100 Grade
          Lane, Louisville, Kentucky 40213. K & R Corporation is a
          Kentucky corporation.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value.  The CUSIP
Number of the
          Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
beneficially
          owned by K & R Corporation as of December 31, 1999 was
467,304
          (24.2% of the total shares outstanding). All of such shares are held with shared voting power and shared power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

          Harry Kletter, as sole shareholder, officer and director of K & R
          Corporation, is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities, covered by this statement.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING
          COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the
          Group attached hereto and incorporated herein by reference as
          Exhibit A.

                            Page 7 of 14 Pages
ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 8 of 14 Pages
                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                              K & R CORPORATION



                              By:  /s/ Harry Kletter
                                 --------------------------------
--------
                                   Harry Kletter, President




                            Page 9 of 14 Pages
CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Roberta Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER

          180,000

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          180,000

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          180,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

          [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.3%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 10 of 14 Pages
ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade
Lane,
          Louisville, Kentucky  40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c)  The name of the person filing this
statement is
          Roberta Kletter, whose principal business address is 7100 Grade
          Lane, Louisville, Kentucky 40213. Mrs. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, $.01 par value.  The CUSIP
Number of the
          Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable.

ITEM 4.   OWNERSHIP

          (a),(b),(c)  The number of shares of Common Stock
beneficially
          owned by Mrs. Kletter as of December 31, 1999 was 180,000 (9.3%
          of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING
          COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          Pursuant to Rule 13d-1(d), see the listing of the members of the
          Group attached hereto and incorporated herein by reference as
          Exhibit A.

                            Page 11 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

                            Page 12 of 14 Pages
                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Dated:  February 5, 1999


                              /s/ Roberta Kletter
                              -----------------------------------
-------
                              Roberta Kletter


                            Page 13 of 14 Pages
                            EXHIBIT A


                        MEMBERS OF GROUP


Harry Kletter

K & R Corporation

Roberta Kletter













                            Page 14 of 14 Pages